CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The 2023 ETF Series Trust of our report dated August 27, 2024, relating to the financial statements and financial highlights, which appears in Brandes International ETF, Brandes U.S. Small-Mid Cap Value ETF and Brandes U.S. Value ETF’s Annual Report on Form N-CSR for the period October 4, 2023 (commencement of operations) through June 30, 2024. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Los Angeles, California

October 25, 2024